Exhibit 99

Audited Combined Financial Statements

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company and The Sabine
Mining Company.

December 31, 2003 and 2002
with Report of Independent Auditors

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Audited Combined Financial Statements

December 31, 2003 and 2002

Contents

Report of Independent Auditors	1

Audited Combined Financial Statements

Combined Balance Sheets	2
Combined Statements of Income and Comprehensive Income (Loss)	4
Combined Statements of Changes in Stockholder’s Equity	5
Combined Statements of Cash Flows	6
Notes to Combined Financial Statements	7
EX-10(XX) NACCO Comp Plan
EX-10(XXVIII) Amdt 5 Alfred Rankin Retirement Plan
EX-10(XXIX) Amdt. 3 NACCO Unfunded Plan
EX-10(XXX) Amdt. 4 NACCO Unfunded Plan
EX-10(XLIV) Amdt. 2 Deferred Comp Plan
EX-10(XLV) N. American Coal Comp Plan
EX-10(LXIII) NACCO Incentive Plan
EX-10(XCII) Amdt. 3 NMHG Long Term Plan
EX-10(XCIII) Amdt. 3 NMGH Senior Long Term Plan
EX-10(XCIV) Amdt. 7 NMHG Unfunded Plan
EX-10(CXX) Hamilton Beach 2004 Incentive Plan
EX-10(CXXII) Amdnt. 2 Unfunded Benefit Plan
EX-21 Subsidiaries of NACCO
EX-23(I) Consent of Ernst & Young LLP
EX-24(I) POA
EX-24(II) POA
EX-24(III) POA
EX-24(IV) POA
EX-24(V) POA
EX-24(VI) POA
EX-24(VII) POA
EX-24(VIII) POA
EX-24(IX) POA
EX-24(X) POA
EX-24(XI) POA
EX-31(I) Rankin 302 Certification
EX-31(II) Schilling 302 Certification
EX-32 906 Certifications
EX-99 Audited Combined Fin Statements for Mines

Report of Independent Auditors

To the Board of Directors of NACCO Industries, Inc.

We have audited the accompanying combined balance sheets of The Project Mines of The North American Coal Corporation: The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company (collectively the Project Mines) as of December 31, 2003 and 2002, and the related combined statements of income and comprehensive income (loss), changes in stockholder’s equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Project Mines’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Project Mines at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the combined financial statements, effective January 1, 2003, the Project Mines adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

February 10, 2004	/s/ Ernst & Young LLP

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Combined Balance Sheets

(Amounts in Thousands, except share and per share data)

	December 31
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$6,050	$6,325
Accounts receivable	14,085	8,604
Accounts receivable from affiliated companies
Parent Company	3,985	4,448
Others	40	31
Inventories	30,849	28,340
Other current assets	1,616	1,529

	56,625	49,277
Property, plant and equipment:
Coal lands and real estate	85,379	84,378
Plant and equipment	509,717	492,661
Construction in progress	1,433	1,815

	596,529	578,854
Less allowance for depreciation, depletion and amortization	(341,482)	(320,331)

	255,047	258,523
Deferred charges:
Deferred lease costs	30,138	32,416
Advance minimum royalties	1,485	1,467
Other	326	366

	31,949	34,249
Other assets:
Note receivable from Parent Company	9,001	9,550
Other investments and receivables	58,593	29,383

	67,594	38,933

	$411,215	$380,982

	December 31
	2003	2002
Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$12,883	$9,308
Payable to affiliated companies
Ultimate Parent company	585	476
Parent company	122	270
Others	106	123
Current maturities of advances from customers	9,257	10,550
Current maturities of notes payable and capital lease obligations	23,680	24,414
Accrued liabilities	10,502	10,766

	57,135	55,907
Long-term obligations:
Advances from customers	125,871	130,759
Notes payable	35,023	37,621
Capital lease obligations	97,012	106,741

	257,906	275,121
Non-current liabilities:
Deferred income taxes	16,375	17,601
Mine closing accrual	43,641	—
Postretirement benefits and other accrued liabilities	31,266	27,495

	91,282	45,096
Stockholder’s equity:
Common stock	194	194
Capital in excess of stated value	791	791
Retained earnings	4,572	4,868
Accumulated other comprehensive loss on cash flow hedging	(665)	(995)

	4,892	4,858

	$411,215	$380,982

See accompanying notes to combined financial statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Combined Statements of Income and Comprehensive Income (Loss)

(Amounts in Thousands)

	Years ended December 31
	2003	2002
Sales	$273,255	$263,020
Interest, gain on sale of assets and other	1,289	1,650

	274,544	264,670
Cost and expenses:
Cost of sales	193,780	187,889
Depreciation, depletion and amortization	32,805	29,763
Interest	16,288	16,703

	242,873	234,355

Income before income taxes	31,671	30,315
Income taxes:
Current	8,123	7,644
Deferred	(1,397)	(1,984)

	6,726	5,660

Net income	24,945	24,655
Other comprehensive income (loss):
Current period cash flow hedge activity, net of $177 tax expense and $155 tax benefit in 2003 and 2002, respectively	330	(287)

Comprehensive income	$25,275	$24,368

See accompanying notes to combined financial statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Combined Statements of Changes in Stockholder’s Equity

(Amounts in Thousands)

	December 31
	2003	2002
Common stock	$194	$194
Capital in excess of par value	791	791
Retained earnings:
Beginning balance	4,868	4,607
Net income	24,945	24,655
Dividends paid	(25,241)	(24,394)

Ending balance	4,572	4,868
Accumulated other comprehensive loss:
Beginning balance	(995)	(708)
Current period cash flow hedge activity, net of $177 tax expense and $155 tax benefit in 2003 and 2002, respectively	330	(287)

Ending balance	(665)	(995)

Total stockholder’s equity	$4,892	$4,858

See accompanying notes to combined financial statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Combined Statements of Cash Flows

(Amounts in Thousands)

	Years ended December 31
	2003	2002
Operating activities
Net income	$24,945	$24,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	32,805	29,763
Amortization of deferred financing costs	40	35
Gain on sale of assets	(122)	(1,171)
Equity income in cooperatives	(600)	(936)
Mine closing accrual	2,837	—
Deferred lease costs	2,230	1,862
Deferred income taxes	(1,397)	(1,984)
Postretirement benefits and other accrued liabilities	3,859	1,794
Other non-current assets	(1,593)	(2,696)
Advance minimum royalties	(18)	56

	62,986	51,378
Working capital changes:
(Increase) decrease in accounts receivable	(5,027)	7,494
(Increase) decrease in inventories	(2,509)	269
Increase (decrease) in accounts payable	3,680	(3,764)
Change in other assets and liabilities	(95)	150

	(3,951)	4,149

Net cash provided by operating activities	59,035	55,527

Investing activities
Payments received on note from parent	549	1,101
Expenditures for property, plant and equipment	(10,345)	(25,426)
Proceeds from property disposals	2,812	24,747
Other, net	(4)	44

Net cash provided by (used in) investing activities	(6,988)	466

Financing activities
Repayment of advances from customer, net	(5,975)	(11,535)
Additions to long-term obligations	92	—
Repayment of long-term obligations	(21,198)	(15,984)
Financing fees paid	—	(401)
Dividends paid	(25,241)	(24,394)

Net cash used in financing activities	(52,322)	(52,314)

(Decrease) increase in cash and cash equivalents	(275)	3,679
Cash and cash equivalents at beginning of year	6,325	2,646

Cash and cash equivalents at end of year	$6,050	$6,325

See accompanying notes to combined financial statements.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements

December 31, 2003 and 2002
(Amounts in Thousands)

1. Organization

The Project Mines are collectively The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company. The Project Mines are each wholly owned subsidiaries of The North American Coal Corporation (Parent Company), which in turn is a wholly owned subsidiary of NACCO Industries, Inc. (Ultimate Parent Company).

During 2003, Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities” was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As a result of the adoption of FIN No. 46, the Project Mines are no longer considered under common control of the Parent Company and therefore must be deconsolidated from the Parent Company. The Project Mines are still considered under common management of the Parent Company and therefore are reflected collectively in these Project Mines audited combined financial statements.

The Coteau Properties Company: The Coteau Properties Company (Coteau), an Ohio corporation, was organized on May 23, 1972, pursuant to an agreement between the Parent Company and a wholly owned subsidiary of a diversified energy company (Buyer). Coteau is principally engaged in lignite mining through the operation of a surface mine in North Dakota.

On April 22, 1977, the Buyer exercised its option to enter into a coal sales agreement, as restated June 1, 1979. As of November 1, 1988, all of the Buyer’s rights, interests and obligations under the coal sales agreement were assigned to Dakota Coal Company (Coteau’s Customer), a wholly owned subsidiary of Basin Electric Power Cooperative (Basin). The coal sales agreement was subsequently replaced, as of January 1, 1990, with a coal sales agreement between Coteau and Coteau’s Customer, as subsequently amended June 1, 1994 and January 1, 1997 (Coteau Agreement). These amendments provide Coteau with the option to extend Coteau’s Agreement up to the year 2037 and changed the method of reimbursement of administrative and general expenses, included in cost of sales, from actual costs to reimbursement at a fixed rate per ton.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

1. Organization (continued)

Under the terms of the Coteau Agreement, Coteau is to supply coal to an electric generating station and a coal gasification plant, as well as to other third parties pursuant to the terms and conditions of Coteau’s Agreement. The terms of a related option agreement, dated January 1, 1990, subsequently amended as of June 1, 1994, provide that, under certain conditions of default, Coteau’s Customer may acquire the assets, subject to the liabilities, for an amount equal to stockholder’s equity of Coteau.

The Falkirk Mining Company: The Falkirk Mining Company (Falkirk), an Ohio Corporation, was organized on August 22, 1974 to enter into a coal sales agreement (Falkirk Agreement) with an electric generation and transmission cooperative (Falkirk’s Customer). Falkirk’s Agreement was amended on January 1, 1996, to extend the agreement to 2020. Falkirk is principally engaged in lignite mining through the operation of a surface mine in North Dakota.

Under the terms of Falkirk’s Agreement, Falkirk’s Customer has agreed to provide, or procure from others, the financing required to develop, equip and operate Falkirk’s mine for the life of the Falkirk Agreement. The Falkirk Agreement provides that, under certain conditions of Falkirk’s default, Falkirk’s Customer may acquire the assets, subject to the liabilities, for an amount equal to stockholder’s equity of Falkirk.

Falkirk’s Customer has entered into an operating agreement with Falkirk whereby a dragline to be used in the production of coal (cost of approximately $40,000) leased by Falkirk’s Customer has been made available to Falkirk without rent.

The Sabine Mining Company: The Sabine Mining Company (Sabine), a Nevada Corporation, was organized on November 6, 1980, and entered into a lignite mining agreement with a public utility (Sabine’s Customer) in 1981, which was restated on January 1, 1996 (Sabine Agreement). Sabine is principally engaged in lignite mining through the operation of a surface mine in Texas.

Sabine’s Agreement provides that, under certain conditions of default, Sabine’s Customer may acquire the issued and outstanding common stock of Sabine for an amount equal to stockholder’s equity of Sabine.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

1. Organization (continued)

Since each of the Project Mines have an agreement to provide coal to their respective customers, (the “mining agreements”) a significant portion of each of the Project Mines’ revenue is derived from a single source. The financial position of the Project Mines and the Parent Company would be materially affected if the relationship with any of the Project Mines’ customers were terminated or altered.

2. Significant Accounting Policies

Revenue Recognition and Accounts Receivable

Under their respective mining agreements, the Project Mines recognize revenue and a related receivable as coal is delivered. The sales price of the coal is based on cost, plus a profit or management fee per ton. As is customary in the coal industry, these agreements provide for monthly settlements. The Project Mines’ significant credit concentration is uncollateralized, however, historically no credit losses have been incurred. Management has reviewed the carrying value of its accounts receivable and has determined that a reserve for credit losses is not necessary based on amounts subsequently realized.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investments with initial maturities of three months or less. Outstanding checks in excess of funds on deposit are classified as accounts payable.

Inventories

Supply inventories are stated at average cost which approximates first-in, first-out cost.

Coal inventories are stated at the lower of cost or market. Cost is determined using the weighted average method.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation, depletion and amortization are provided in amounts sufficient to amortize the cost of related assets (including assets recorded under capitalized lease obligations) over their estimated useful lives or lease terms and are calculated by either the straight-line method or the units-of-production method based on estimated recoverable tonnage. Buildings are depreciated over the life of the mines, which range from 10 to 31 years. Estimated lives for machinery and equipment range from 3 to 15 years. Coal lands are amortized over the life of the mining areas, which range from 1 to 25 years.

In the course of preparing a mine for production, the Project Mines incur mine development costs prior to initial production, as well as throughout the life of the mine. The Project Mines capitalize these costs as a part of plant and equipment in the accompanying combined balance sheets and depreciate them over their useful life, which is generally the life of the mine. Repairs and maintenance costs are expensed when incurred.

Upon identification of indicators of impairment, management compares the carrying value of its long-lived assets to the undiscounted cash flows of such assets. When the undiscounted cash flows are less than the related assets’ carrying value, the long-lived assets are adjusted to the lower of fair value (based on active market quotes, third party appraisals or discounted cash flows) or carrying value.

Advance Minimum Royalties

Advance minimum royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advanced payments are capitalized when paid and charged against income as the coal reserves are mined.

Reclamation Costs and Recently Issued Accounting Standards

Under certain federal and state regulations, the Project Mines are required to reclaim land disturbed as a result of mining. Reclamation of disturbed land is a continuous process throughout the terms of the mining agreements. Costs of ongoing reclamation are charged to expense in the period incurred and are being recovered as a cost of coal tonnage sold. Costs to complete reclamation after mining has been completed are to be reimbursed under the mining agreements.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Reclamation Costs and Recently Issued Accounting Standards (continued)

On January 1, 2003, the Project Mines adopted Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: (i) the timing of liability recognition; (ii) initial measurement of the liability; (iii) allocation of asset retirement cost to expense; (iv) subsequent measurement of the liability; and (v) financial statement disclosures. SFAS No. 143 requires that an asset’s retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

The Project Mines’ asset retirement obligations are for costs to close their surface mines and reclaim the land they have disturbed as a result of normal mining activities. As a result of the adoption of SFAS No. 143, the Project Mines have estimated these costs and recognized a liability and associated asset in accordance with the Statement. The Project Mines determined these obligations based on estimates adjusted for inflation, projected to the estimated closure dates, and then discounted using a credit-adjusted risk-free interest rate. The accretion of the liability is being recognized over the estimated lives of the mines. The associated asset established in connection with the implementation of SFAS No. 143 is recorded in property, plant and equipment in the accompanying combined balance sheet at December 31, 2003. Prior to the adoption of SFAS No. 143, the accounting policy of the Project Mines was to accrue for mine-closing costs over the five-year period prior to the closing of the mine. None of the Project Mines were forecasted to be closed within the next five years, and accordingly, the Project Mines did not have an accrual recognized for asset retirement obligations prior to the adoption of SFAS No. 143.

Since the cost of reclamation is reimbursable under the provisions of the mining agreements, the difference between the capitalized asset retirement obligation and the reclamation liability at the date of adoption on January 1, 2003 was recorded as a long-term receivable from the customers. Additionally, the annual costs related to amortization of the asset and accretion of the liability, included in cost of sales, increases the sales to and the long-term receivable from the customers. The long-term receivable will be reimbursed to the Project Mines as the costs of reclamation are actually incurred.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Reclamation Costs and Recently Issued Accounting Standards (continued)

There are no assets legally restricted for purposes of settling these asset retirement obligations. A reconciliation of the beginning and ending aggregate carrying amount of the asset retirement obligations is as follows:

Balance at December 31, 2002	$—
Increase in liabilities recorded as a result of the adoption of SFAS No. 143	40,804
Liabilities settled during the period	—
Accretion expense	2,837
Revision of estimated cash flows	—

Balance at December 31, 2003	$43,641

Assuming the adoption of SFAS 143 in the prior year, the liabilities recorded on the combined balance sheet would have been $38,187 at January 1, 2002 and $40,804 at December 31, 2002. The pro forma effect on cost of sales and amortization for the year ended December 31, 2002 would approximate $3,589 with no effect on pro forma net income since the costs of reclamation are reimbursable under the mining agreements.

Financial Instruments and Derivative Financial Instruments

Financial instruments held by the Project Mines include cash and cash equivalents, accounts receivable, accounts payable, long-term debt and interest rate swap agreements. The Project Mines do not hold or issue financial instruments or derivative financial instruments for trading purposes.

One of the Project Mines has entered into interest rate swap agreements with remaining lives of four and one-half years to partially reduce risks related to floating rate financing agreements which are subject to changes in the market rate of interest. The provisions of the interest rate swap agreements require the project mine to receive a variable interest rate and pay a fixed interest rate, thereby reducing the project mine’s exposure to changes in the market rate of

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Financial Instruments and Derivative Financial Instruments (continued)

interest. The differential between the floating interest rate and the fixed interest rate, which is to be paid or received, is recognized in interest expense as the floating interest rate changes over the life of the swap agreements.

Interest rate swap agreements held by the project mine have been designated as hedges of forecasted cash flows. The Project Mines do not currently hold any non-derivative instruments designated as hedges or any derivatives designated as fair value hedges as defined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

For those interest rate swap agreements that qualify for hedge accounting treatment, the mark-to-market effect has been included in the accumulated other comprehensive income section (OCI) of stockholder’s equity. Based upon market valuations at December 31, 2003, approximately $371 of the net deferred loss in OCI is expected to be reclassified into the statement of income over the next 12 months, as cash flow payments are made in accordance with the interest rate swap agreement.

Accounting Standards Not Yet Adopted

On January 12, 2004, the FASB issued FASB Staff Position (FSP) No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This FSP allows companies to make a one-time election to defer the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) that was signed into law on December 8, 2003.

SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” requires presently enacted changes in relevant laws to be considered in current period measurements of accumulated postretirement benefit obligation (APBO) and the net postretirement benefit costs. The FSP addresses the fact that certain accounting issues raised by the Act are not explicitly addressed in SFAS No. 106 and significant uncertainties may exist as to the direct effects of the Act, as well as the ancillary effects on plan participants’ behavior and

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Accounting Standards Not Yet Adopted (continued)

health care costs. Therefore, a plan sponsor and its advisors may not have (1) sufficiently reliable information available to measure the effects of the Act, (2) sufficient time before issuance of the financial statements for fiscal years that include the Act’s enactment to prepare actuarial valuations that reflect the effects of the Act, or (3) sufficient guidance to ensure that the sponsor’s accounting for the effects of the Act is consistent with accounting principles generally accepted in the United States. As a result, a plan sponsor may elect to defer recognizing the effects of the Act in accounting for its plan under SFAS No. 106 and in providing disclosures related to the plan required by Revised SFAS No. 132, until authoritative guidance on accounting for certain components of the Act is issued, or until certain other events occur. The Project Mines have elected to defer accounting for the Act until further authoritative guidance is issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Inventories

Inventories are as follows:

	December 31
	2003	2002
Coal	$11,739	$9,604
Supplies	19,110	18,736

	$30,849	$28,340

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

4. Other Assets

Other assets consisted of the following:

	December 31
	2003	2002
Long-term receivable from Project Mine Customers related to:
Asset retirement obligation	$31,293	$—
Retiree medical obligation	8,307	7,919
Investment in cooperatives	10,120	9,532
Other	8,873	11,932

	$58,593	$29,383

The long-term receivables will be reimbursed to the Project Mines as the costs of reclamation and retiree medical obligations are actually incurred.

The Project Mines record investments in cooperatives that provide electrical service to the mine sites on an equity basis. Patronage dividends from cooperatives are recorded as declared. The dividends declared are consistently paid out, but routinely several years after the declaration. These patronage dividends when declared are reflected as a reduction in the cost of coal under the mining agreements. In the event the cooperatives should become unable to pay the patronage dividends previously declared the Project Mines would be required at that time to record an impairment charge against the investment asset, which would be reimbursable under the mining agreements.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

5. Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31
	2003	2002
Accrued payroll	$5,104	$4,895
Other	5,398	5,871

	$10,502	$10,766

6. Advances from Customers and Notes Payable

Advances from Customers: Advances from customers represent amounts advanced to Project Mines from their customers or their affiliates to provide working capital and to develop and operate the mines. These advances, which are not guaranteed by either the Parent Company or the Ultimate Parent Company, are secured by substantially all owned assets and assignment of all rights under the agreements. Coteau’s advances incur interest costs at a rate of 6.5 percent. No repayment schedule has been established for Falkirk’s advances, which are non-interest bearing, due to the funding agreement with the customer.

Estimated maturities for Coteau for the next five years, including current maturities, and other customer advance with unspecified repayment schedules are as follows:

2004	$9,257
2005	6,050
2006	6,050
2007	6,000
2008	6,000
Thereafter	53,446

86,803
Advances with unspecified repayment schedule	48,325

Total advances from customers	135,128
Less current maturities	9,257

Total long-term advances from customers	$125,871

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

6. Advances from Customers and Notes Payable (continued)

Notes Payable: Notes payable represents financing which customers arranged for the Project Mines. Neither the Parent Company nor the Ultimate Parent Company has guaranteed these borrowings. Certain notes payable of Project Mines include a fixed charge coverage covenant. The Project Mines were in compliance with this covenant at December 31, 2003. Notes payable, less current maturities, consist of the following:

	December 31
	2003	2002
Secured note payable due February 22, 2007, with semi-annual interest payments at an interest rate of 6.36% on the unpaid balance.	$4,000	$4,000
Secured note payable due June 30, 2008, with quarterly payments at an interest rate of LIBOR plus ..30% on the unpaid balance (interest rate of 1.54% and 1.74% at December 31, 2003 and 2002, respectively).	10,500	13,500
Secured note payable due February 22, 2012, with semi-annual interest payments at an interest rate of 7.03% on the unpaid balance.	20,000	20,000
Other	523	121

Total long-term notes payable	$35,023	$37,621

Under the terms of all note agreements, substantially all assets are pledged and all rights under the mining agreements are assigned.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

6. Advances from Customers and Notes Payable (continued)

Notes payable maturities for the next five years, including current maturities, are as follows:

2004	$3,077
2005	3,127
2006	3,396
2007	7,000
2008	1,500
Thereafter	20,000

$38,100

Commitment fees paid to banks were approximately $25 and $48 in 2003 and 2002, respectively, and are included in interest expense in the accompanying Combined Statements of Income and Comprehensive Income (Loss).

To reduce the exposure to changes in the market rate of interest, one of the Project Mines has entered into interest rate swap agreements for a portion of their notes payable. These agreements are with major commercial banks; therefore, the risk of credit loss from nonperformance by the banks is minimal. The Project Mines evaluate their exposure to the market rate of interest on an ongoing basis. The following table summarizes the notional amount and related average rate on the interest rate swap agreements outstanding at December 31, 2003 and 2002 (notional amounts in millions):

Notional Amount		Average Fixed Rate Paid		Remaining Term at
2003	2002	2003	2002	December 31, 2003

$13.5	$17.6	5.9%	6.4%	Various, extending to June 2008

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits

Substantially all the Project Mines’ salaried employees hired prior to January 1, 2000 participate in The North American Coal Corporation Salaried Employees Pension Plan (the Plan), a noncontributory defined benefit plan sponsored by the Parent Company. The Plan is sufficiently funded such that the Project Mines made no contributions to this Plan in 2003 and 2002.

The following is a detail of the net periodic pension expense of the Project Mines:

	Years ended December 31
	2003	2002
Service cost	$2,518	$2,195
Interest cost	4,214	3,838
Expected return on plan assets	(4,336)	(4,428)
Prior service cost amortization	42	74
Actuarial gain recognized	—	(890)
Transition amount amortization	—	(32)
Early retirement program—VERP	—	1,015

Net periodic pension expense	$2,438	$1,772

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

The following sets forth the change in the pension benefit obligation and the change in the plan assets:

	December 31
	2003	2002
Change in benefit obligation
Projected benefit obligation at beginning of year	$61,689	$49,476
Service cost	2,518	2,195
Interest cost	4,214	3,838
Plan amendment—VERP	—	1,015
Actuarial loss	5,694	6,383
Benefits paid	(1,567)	(1,218)

Projected benefit obligation at end of year	$72,548	$61,689

Change in plan assts
Fair value of plan assets at beginning of year	$38,294	$42,057
Actual return on plan assets	8,161	(2,603)
Employer contribution	37	58
Benefits paid	(1,567)	(1,218)

Fair value of plan assets at end of year	$44,925	$38,294

Net amount recognized
Obligation in excess of plan assets	$(27,623)	$(23,395)
Unrecognized net actuarial loss	6,609	4,738
Unrecognized prior service cost	220	261

Accrued benefit cost in other accrued liabilities	$(20,794)	$(18,396)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

The projected benefit obligation included in the table above represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. The accumulated benefit obligation also reflects the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases. The accumulated benefit obligation as of the September 30 measurement date was $53,734 and $44,991 at September 30, 2003 and 2002, respectively.

The expected long-term rate of return on Plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. The Ultimate Parent Company has established the expected long term rate of return assumption for Plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these Plans. The historical rates of return for each of the asset classes used by the Ultimate Parent Company to determine its estimated rate of return assumption at its September 30 measurement date were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes over the time period from January 1, 1960 to September 30, 2003 and 2002. During both the significant market gains in the 1990’s and 2003, as well as the recent period of depressed market returns during 2000 through 2002, the Ultimate Parent Company held to a 9.00% expected rate of return assumption.

The Plan maintains an investment policy that, among other things, establishes a portfolio asset allocation methodology with percentage allocation bands for individual asset classes. This investment policy states that the Plan invests from 60% to 70% in equity securities and from 30% to 40% in fixed income securities. The investment policy further divides investments in equity securities among separate allocation bands for equities of large cap companies, equities of medium and small cap companies and equities of non-U.S. companies. The investment policy provides that investments are reallocated between assets classes as balances exceed or fall below the appropriate allocation bands.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

The following is the actual allocation percentage and target allocation percentage for the Plan assets at the measurement date:

	2003	2002	Target Allocation
	Actual Allocation	Actual Allocation	Range
Large cap equity securities	41.9%	37.6%	35.0% - 45.0%
Medium and small cap equity securities	12.6%	10.4%	10.0% - 16.0%
Non-U. S. equity securities	13.1%	11.6%	10.0% - 16.0%
Fixed income securities	31.7%	39.7%	30.0% - 40.0%
Money market	0.7%	0.7%	0.0% - 10.0%

For employees hired after December 31, 1999, the Parent Company established a defined contribution pension plan which requires the Project Mines to make retirement contributions based on a formula using age and salary as components of the calculation. Employees are vested at a rate of 20% for each year of service and become 100% vested after five years of employment. The Project Mines recorded contribution expense of approximately $232 in 2003 and $140 in 2002 related to this plan.

Substantially all the Project Mines’ salaried employees also participate in a defined contribution plan sponsored by the Parent Company. Employee contributions are matched by the Project Mines up to a limit of 5% of the employee’s salary. The Project Mines’ contributions to this plan were approximately $2,602 in 2003 and $2,532 in 2002.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

In the year 2002, certain Project Mines offered a Voluntary Early Retirement Program (VERP) to non-highly compensated, retirement eligible employees. The VERP provides an additional supplemental retirement benefit through the combined defined benefit plan of one thousand dollars per month payable to age 62, with a minimum of 12 months for those employees accepting the offer. The VERP also gives access to pre-65 retiree medical coverage at the current active employee medical plan rates.

The expected cost of retirement benefits other than pensions is charged to expense during the years that the employees render service.

Under the provisions of the agreements, retirement related costs will be recovered as a cost of coal tonnage sold.

The Parent Company also maintains health care and life insurance plans which provide benefits to eligible retired employees including employees of the Project Mines.

The following is a detail of the net postretirement benefits other than pension expense for the Project Mines:

	December 31
	2003	2002
Service cost	$473	$506
Interest cost	1,065	881
Expected return on plan assets	(648)	(734)
Prior service cost amortization	13	13
Actuarial gain recognized	(6)	(195)
Early retirement program—VERP	—	745

Net periodic postretirement expense	$897	$1,216

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

The following sets forth the change in the postretirement benefit obligation and the change in the plan assets:

	December 31
	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$13,526	$11,354
Service cost	473	506
Interest cost	1,065	881
Plan amendment—VERP	—	745
Actuarial loss	1,094	458
Benefits paid	(451)	(418)

Benefit obligation at end of year	$15,707	$13,526

Change in plan assets
Fair value of plan assets at beginning of year	$7,175	$7,811
Actual return on plan assets	854	(62)
Employer contribution	53	(403)
Benefits paid	(133)	(171)

Fair value of plan assets at end of year	$7,949	$7,175

Net amount recognized
Obligation in excess of plan assets	$(7,758)	$(6,351)
Unrecognized net actuarial gain	(468)	(1,346)
Unrecognized prior service cost	48	63

Accrued benefit cost included in other accrued liabilities	$(8,178)	$(7,634)

Certain of the Project Mines established Voluntary Employees’ Beneficiary Association (VEBA) trusts to provide for such future retirement benefits other than pensions. The Project Mines made cash contributions to the VEBA trusts of approximately $53 in 2003 and $-0- in 2002.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

Contributions made to an IRS approved VEBA trust are irrevocable and must be used for employee benefits.

Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1 - Percentage	1 - Percentage
	Point Increase	Point Decrease
Effect on total of service and interest cost	$272	$(222)
Effect on postretirement benefit obligation	$3,013	$(2,453)

Assumptions used in accounting for the pension and non-pension benefit plan obligations are as follows:

	December 31
	2003	2002
Weighted average discount rate	6.00%	6.75%
Rate of increase in compensation levels	3.75%	3.75%
Expected long-term rate of return on assets	9.00%	9.00%
Health care cost trend rate	10.00%	9.00%
Ultimate health care cost trend	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2010

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

7. Pension and Other Postretirement Benefits (continued)

The weighted-average assumptions used to determine net periodic benefit costs are as follows:

	2003	2002
Discount rate	6.75%	6.75%
Expected return on plan assets	9.00%	9.00%

8. Leases and Other Commitments

Future minimum lease payments as of December 31, 2003, for all capital lease obligations are as follows:

2004	$28,727
2005	24,460
2006	19,063
2007	16,343
2008	14,579
Thereafter	50,488

Total minimum lease payments	153,660
Less amounts representing interest	(36,045)

Present value of net minimum lease payments	117,615
Less current maturities	(20,603)

Capital lease obligations	$97,012

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

8. Leases and Other Commitments (continued)

Amortization of assets recorded under capital lease obligations is included in depreciation, depletion and amortization in the financial statements. Assets recorded under capital lease obligations are included with property, plant and equipment and consist of the following:

	December 31
	2003	2002
Plant and equipment	$221,582	$226,693
Accumulated amortization	(141,325)	(135,295)

	$80,257	$91,398

Leases are for mining equipment and are renewable for additional periods at terms based upon the fair market value of the leased items at the renewal dates.

Under the provisions of the mining agreements, the customers are required to pay, as a part of the cost of coal delivered, an amount equal to the annual lease payments. Interest expense and amortization in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization. These excess costs are treated as receivables from the customers and are included in deferred lease costs in the accompanying combined balance sheets.

During 2003 and 2002, the Project Mines incurred additional capital lease obligations of approximately $7,800 and $28,301, respectively, in connection with lease agreements to acquire machinery and equipment.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

8. Leases and Other Commitments (continued)

Future minimum lease payments on long-term cancelable operating leases in effect at December 31, 2003 are as follows:

2004	$4,566
2005	4,476
2006	2,416
2007	288
2008	48

$11,794

Rental expenses for all operating leases amounted to approximately $5,231 during 2003 and $5,162 in 2002.

9. Income Taxes

The Project Mines are included in the consolidated federal income tax return filed by the Ultimate Parent Company. The Project Mines have entered into a tax-sharing agreement with the Ultimate Parent Company under which federal income taxes are computed by the Company on a separate return basis. The current portion of such tax is paid to the Ultimate Parent Company.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

9. Income Taxes (continued)

Provision (benefit) for income taxes consists of the following:

	Years ended December 31
	2003	2002
Current:
Federal	$8,123	$7,644
State	—	—

Total current tax expense	8,123	7,644
Deferred:
Federal	(1,397)	(1,984)
State	(723)	(174)

Total deferred tax benefit	(2,120)	(2,158)
Increase in valuation allowance	723	174

Total provision for income tax	$6,726	$5,660

Reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Years ended December 31
	2003	2002
Income before income taxes	$31,671	$30,315

Statutory taxes at 35.0%	$11,085	$10,610
Percentage depletion	(4,380)	(4,169)
Tax settlement	—	(800)
State tax net operating loss benefit	(723)	(174)
State tax net operating loss valuation allowance	723	174
Other-net	21	19

Income tax provision	$6,726	$5,660

Effective rate	21.24%	18.67%

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

9. Income Taxes (continued)

During 2002 one of the Project Mines reached a settlement of a previously contested tax liability. The reserve for this liability in the amount of $800 was reversed and reflected as a reduction in income tax expense.

State tax net operating loss carryforwards are scheduled to expire between 2019 and 2023.

A summary of the primary components of the net deferred tax assets (liabilities) included in the accompanying combined balance sheets resulting from differences in the book and tax bases of assets and liabilities are as follows:

	December 31
	2003	2002
Deferred tax assets:
Accrued expense and reserves	$927	$909
Pensions	9,533	8,453
Asset valuation	3,877	3,611
Net operating loss carryforward—state	1,600	877
Other—net	461	709

Total deferred tax assets	16,398	14,559
Less valuation allowance	(1,600)	(877)

Total deferred tax assets	14,798	13,682
Deferred tax liabilities:
Depreciation, depletion and amortization	(29,633)	(29,724)
Other—net	(656)	(669)

Total deferred tax liabilities	(30,289)	(30,393)

Net deferred tax liabilities	$(15,491)	$(16,711)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

10. Fair Value of Financial Instruments

Carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The fair value of notes payable and Coteau’s advances from customer is estimated based on the discounted value of the future cash flows using borrowing rates currently available to the Project Mines for bank loans with similar terms and maturities. The fair value of Falkirk’s advances from customer, which has no specified repayment schedule, is estimated based on the discounted value of the total payment at the end of the contract term using borrowing rates currently available to the Project Mines for bank loans with similar terms and maturities. The fair value of the interest rate swap agreements is based on third-party quotations.

The fair value compared to the carrying value is summarized as follows:

	December 31
	2003	2002
Fair value:
Notes payable	$(36,848)	$(39,563)
Advances from customers	(90,832)	(104,443)
Interest rate swap agreements	(1,023)	(1,536)
Carrying value:
Notes payable	(38,100)	(40,875)
Advances from customer	(135,128)	(141,309)
Interest rate swap agreements	(1,023)	(1,536)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

11. Stockholder’s Equity

The components of common stock and capital in excess of par value at December 31, 2003 and 2002 are as follows:

	Common	Capital in Excess
	Stock	of Par Value
Coteau common stock, without par value (stated value $10 a share)—authorized 1,000 shares; issued and outstanding 100 shares	$1	$791
Falkirk common stock, without par value (stated value $1,919.30 a share)—authorized 1,000 shares; issued and outstanding 100 shares	192	-
Sabine common stock, $1 par value—authorized, issued and outstanding 1000 shares	1	-

	$194	$791

12. Supplemental Cash Flow Information

	Years ended December 31,
	2003	2002
Cash paid during the year for:
Interest	$16,366	$16,406
Income taxes	$8,011	$7,436
Property, plant and equipment
Capital leases	$7,800	$28,381
Lease obligations	$(7,800)	$(28,381)
Accounting for asset retirement obligations
Change in properties	$13,786	$-
Change in receivables from customers	$27,018	$-
Change in liabilities	$(40,804)	$-

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company
and The Sabine Mining Company

Notes to Combined Financial Statements (continued)

(Amounts in Thousands)

13. Transactions with Affiliated Companies

Costs and expenses include net payments of approximately $1,702 and $2,473 in 2003 and 2002, respectively, for administrative and other services from the Ultimate Parent Company, the Parent Company and their subsidiaries.

Accounts receivable and accounts payable with the Ultimate Parent Company and the Parent Company represent the cash management and timing of income taxes and dividends within the affiliated group.

The note receivable from Parent Company of $9,001 and $9,550 in 2003 and 2002, respectively, is a demand note with interest of 1.67% at December 31, 2003 and 2.01% at December 31, 2002.

14. Contingencies

The Project Mines are involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Project Mines.